Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Gavin Anderson & Company
Joel Weiden
212-515-1970

Investor Contact:
Gavin Anderson & Company
Doug Morris
212-515-1964

SEITEL NOTEHOLDERS EXTEND STANDSTILL FOR ADDITIONAL 90 DAYS;

COMPANY ANTICIPATES SECOND QUARTER WRITEDOWNS;

PROVIDES UPDATE ON REGULATORY AND FINANCIAL MATTERS

HOUSTON, July 19, 2002 - Seitel, Inc. (NYSE: SEI) today announced that it has reached an Agreement with its Senior Noteholders to extend the previously announced standstill agreement for an additional 90 days.

Under the terms of the standstill agreement, the Senior Noteholders have agreed to forebear from exercising any rights and remedies they have against the Company related to the previously reported events of technical default under the Senior Note Agreements, until October 15, 2002 (Seitel has never missed any payments of interest or principal to its creditors). During the 90 day standstill period, various existing covenants under the Senior Note Agreements are being suspended, and replaced with certain enumerated covenants. These new covenants include requirements that the Company receive Noteholder approval to make certain investments or payments out of the ordinary course of business, incur additional debt, create liens or sell assets.

The standstill agreement will terminate prior to October 15, 2002, among other things, in the event of a default by the Company under the standstill agreement or any subsequent default under the existing Senior Note Agreements, a default in the payment of any non-excluded debt of $5,000,000 or more, in the event the Company does not provide the Noteholders with an acceptable business plan by August 31, 2002, or in the event the closing and funding of the previously announced sale of certain DDD Energy assets does not occur by August 31, 2002 (currently scheduled to close July 31, 2002). The Company said that its negotiations towards a long-term modification of its Senior Note Agreements continue.

Kevin Fiur, president and chief executive officer of Seitel, said, "This extension offers us the time necessary to continue our discussions with the Noteholders regarding our comprehensive turnaround plan, and is a sign of their willingness to continue to work with us."

The Company also reported the following updates on its previously announced internal investigation, regulatory and financial matters:

As previously announced, Seitel's Board of Directors initiated an investigation into the possible improper conversion of corporate funds for personal use by certain members of former management. In that regard, the Company is seeking immediate reimbursement from its former chief executive officer, Paul Frame, of the following:

•     $2,641,038 of "unearned advances" that Mr. Frame drew from Company funds;
•     $750,000 of Mr. Frame's personal attorneys' fees and legal settlement costs that he caused the Company to pay;
•     $695,805 in Mr. Frame's personal automobile racing expenses that he caused the Company to pay; and
•     $148,309 for the installation of a security system at Mr. Frame's home that he caused the Company to pay.

The Company is also seeking reimbursement from its former chief financial officer, Debra Valice, of $621,293 of "unearned advances" that she drew from Company funds.

Seitel said that its outside legal and financial advisors are continuing their investigation into the Company's business practices and financial accounting controls to identify opportunities for their improvement. This investigation is expected to be completed in the coming weeks.

The Company said that it has reported its findings regarding the possible improper conversion of funds to the Securities and Exchange Commission (SEC). The SEC's Fort Worth District Office has informed the Company that it has initiated an informal inquiry into these events. The Company is fully cooperating with the inquiry.

"We are working to address these issues and will continue to fully cooperate with the regulatory authorities," said Fiur.

On May 6, 2002, the Company filed with the SEC a Form 8-K that contained a draft Amendment No. 3 to its Annual Report on Form 10-K. This draft amendment contained additional information regarding the Company's prior restatement of its financial statements to address comments that the staff of the SEC made regarding the restatement as well as certain other additional information. In particular, the draft Amendment No. 3 advised that the Company's restatement of its financial statements for the year ended December 31, 2000 and the nine-months ended September 30, 2001 and its adoption of new revenue recognition methods for the year ended December 31, 2001 are based upon SEC Staff Accounting Bulletin 101. As previously announced, the Company has not yet formally filed this Amendment No. 3. Seitel's outside auditor, Ernst & Young L.L.P., has advised the Company that unless it successfully cures the non-compliance with its loan covenants through amendments to the covenants, E&Y will include a "going concern" qualification to any future report that it may be called upon to issue.

The Company does not expect to be able to formally file this Amendment No. 3 prior to August 14, 2002, until E&Y conducts a thorough review of the representations that prior management and prior legal counsel made to it. The Company is not aware of information that will cause the previously filed financial statements to materially change as a result of the investigation into the possible improper conversions of corporate funds by the Company's former chief executive or chief financial officers.

In connection with the preparation of its second quarter financial statements, the Company reported that, as a result of the announced sale of the assets of DDD Energy, the Company expects to record a pre-tax book loss of approximately $45 to $50 million in the quarter ended June 30, 2002. This writedown reflects the difference between the book value of the DDD assets and the $25 million price for the producing properties being sold along with the projected value of proven reserves and unevaluated properties remaining after the sale.

Additionally, the Company is in the early stages of analysis but anticipates recording a substantial non-cash impairment charge related to the marine component of the seismic data library in the quarter ended June 30, 2002. The Company anticipates this impairment charge due primarily to lower than expected marine seismic revenues resulting from energy industry conditions and other factors. As of March 31, 2002, the marine seismic data library had a net book value of $78 million.

Seitel markets its proprietary seismic information/technology to more than 400 petroleum companies, selling data from its library and creating new seismic surveys under multi-client projects.

(Disclaimer)

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The word "expected", "expect", "will", "expects", "anticipates" and similar words or expressions are intended to identify forward-looking statements. The Company's expectation regarding whether its previously filed financial statements will materially change is only its forecast about this matter. This forecast may differ materially from the actual outcome, which is contingent on the Company's auditors' review of representations that its former executive officers made to the auditors and information relating to those representations. The Company's expectation regarding the recording of a pre-tax book loss and the amount of that loss relating to the assets of DDD Energy are only its forecast regarding this matter. This forecast may differ materially from the actual outcome, which is contingent on the closing of the sale of the assets and the final adjusted purchase price. The Company's expectation regarding the impairment charge is only its forecast regarding this matter. This forecast may differ materially from the actual outcome, depending on industry conditions and the final evaluation of the effect of those conditions on the value of the Company's seismic library, including the effect of those conditions on the specific locations or blocks contained in the library.

###